Exhibit 10.3

NON-COMPETITION, NON-SOLICITATION, AND

NON-DISCLOSURE AGREEMENT

THIS NON-COMPETITION, NON-SOLICITATION, AND NON-DISCLOSURE AGREEMENT (“Agreement”) is entered into by and among First Community Bank Corporation of America, First Community Bank of America (collectively, “Employer”) and Clifton E. Tufts (“Employee”).

WHEREAS, Employee serves as Employer’s Executive Vice President and in such capacity has: (i) access to Employer’s trade secrets and other valuable confidential business information; and (ii) substantial relationships with Employer’s existing and prospective customers and clients.

NOW, THEREFORE, in consideration of Employer’s continued employment of Employee, and the grant of stock options and the severance payment described below, Employee hereby agrees to certain anti-competitive covenants contained herein.

SECTION 1

TERM OF AGREEMENT

This Agreement shall remain in effect for the period in which Employee remains employed by Employer and certain provisions will continue to remain in effect after Employee’s termination, as otherwise provided for in this Agreement. This Agreement may be terminated by Employer for “just cause,” which is defined to mean termination of Employee’s employment by Employer for Employee’s personal dishonesty (directly or indirectly) resulting in gain to, or personal enrichment of, Employee at the expense of Employer, insubordination, misconduct or conduct unbecoming a senior officer of a financial institution which could have a material negative reflection upon the Employer, breach of fiduciary duty, failure to materially perform the duties required of his senior officer position with Employer, violation of a significant law, rule or regulation (other than minor traffic violations or similar offenses), violation of a final cease-and-desist order, or personal default on indebtedness which is not corrected within 30 days from the date of default.

SECTION 2

SEVERANCE PAYMENT

In the event Employer terminates Employee’s employment for any reason (other than “just cause” or illness or incapacity wherein Employee is covered by disability insurance provided by Employer to all senior officers) Employer shall pay to Employee a severance payment of one year’s base salary within five business days of such termination.

SECTION 3

STOCK OPTIONS

In recognition of Employee’s contribution to Employer and Employee’s execution of this Agreement, Employer shall grant Employee stock options to purchase 12,500 shares of common stock of First Community Bank Corporation of America. The per share price shall be the per share closing price on the grant date (the date this agreement is executed by Employee, The stock options granted pursuant to this Agreement are non-qualified options, which shall vest immediately upon the date of grant and shall have a six-year term within which they may be exercised.

SECTION 4

AGREEMENT NOT TO COMPETE

Employee agrees that during the term of this Agreement and for a period of one year following Employee’s termination for any reason, Employee shall not become employed, directly or indirectly, whether as an employee, independent contractor, consultant, or otherwise, with any federally-insured financial institution, financial holding company, bank holding company, or other financial services provider, in which the employment position is associated with lockbox activities or lockbox servicing, and which is located within 20 miles of any lockbox customer of Employer within the State of Florida at the time of Employee’s termination of employment with Employer.

SECTION 5

AGREEMENT NOT TO SOLICIT

Employee further agrees that during the term of this Agreement and for a period of one year following Employee’s termination for any reason, Employee shall not, directly or indirectly, solicit the business of any then current lockbox customer (both borrower and depositor) of Employer, regardless of whether or not Employee was responsible for generating such customer’s business for Employer. In addition, Employee agrees that during the term of this Agreement and this provision, Employee shall not directly or indirectly solicit the employment of any then current employee of Employer.

SECTION 6

AGREEMENT NOT TO DISCLOSE

During and after the term of this Agreement, Employee shall use his best efforts and utmost diligence to guard and protect all of the Employer’s trade secrets (as defined in Section 688.002[4], Florida Statutes), and any other confidential business information. Employee shall not, either during or after the term of this Agreement, for any reason, use in any capacity, or divulge or disclose in any manner, to any person or entity, the identity of Employer’s customers, methods of operation, marketing or promotional methods, processes, techniques, systems, formulas, programs, trade secrets, or other confidential information relating to Employer’s business. Upon termination of Employee’s employment, for any reason, Employee shall immediately return and deliver to Employer, all records and papers and all materials which bear trade secrets or other confidential business information.

SECTION 7

REPRESENTATIONS AND ACKNOWLEDGMENTS OF EMPLOYEE

Employee hereby agrees that the duration of the anti-competitive covenants set forth in Sections 4, 5, and 6 of this Agreement are reasonable, and that their geographic scope is not unduly restrictive. Furthermore, Employee acknowledges that Employer has a legitimate business interest in enforcing the anti-competitive covenants contained in Sections 4, 5, and 6 of this Agreement, because of Employee’s access to valuable and confidential information about Employer, as well as confidential information about Employer’s existing and prospective customers.

SECTION 8

ENFORCEMENT

Employer and Employee acknowledge and agree that money damages cannot fully compensate Employer in the event of Employee’s violation of the provisions of Sections 4, 5, or 6 of this Agreement, Thus, in the event of a breach of any of the provisions of Sections 4, 5, or 6 of this Agreement, Employee agrees that Employer, upon application to a court of competent jurisdiction, shall be entitled to an injunction restraining Employee from any further breach of the terms or provisions of Sections 4, 5, or 6. Employee’s sole remedy, in the event of the wrongful entry of such injunction, shall be the dissolution of such injunction. Employee hereby waives any and all claims for damages by reason of the wrongful issuance of any such injunction.

SECTION 9

MODIFICATION AND WAIVER

This Agreement may not be modified or amended except as agreed to in writing by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future, or as to any act other than that specifically waived.

SECTION 10

ATTORNEYS’ FEES

In the event of any proceeding occurring out of or involving this Agreement, the prevailing party shall be entitled to the recovery of reasonable attorneys’ fees, expenses, and costs, including fees and costs to enforce an award.

SECTION 11

SEVERABILITY AND REFORMATION

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in foil force and effect. In the event a court of competent jurisdiction shall rule that any of the provisions of Section 4, 5, or 6 is unenforceable due to their length, geographic area, or scope, Employer and Employee hereby request that such court reform the terms of those Sections so that they may be enforceable.

SECTION 12

HEADINGS FOR REFERENCE ONLY

The headings of the Sections herein are included solely for convenience of reference and shall not control the meaning or the interpretation of any of the provisions of this Agreement.

SECTION 13

APPLICABLE LAW

This Agreement shall be governed in all respects and be interpreted by and under the laws of the State of Florida, and venue for any action hereunder shall lie in Pinellas County, Florida.

SECTION 14

ASSIGNMENT

This Agreement shall inure to the benefit of and be binding upon the Employee, and to the extent applicable, his heirs, assigns, executors, and personal representatives, and to the Employer. This Agreement, however, may not be assigned by Employer to its successors, including, without limitation, any person or entity that may acquire all, or substantially all, of Employer’s assets and business, or with or into which Employer may be consolidated or merged (other than through an intra-company reorganization or merger), without the written consent of Employee, which may be withheld for any reason. This provision shall apply in the event of any subsequent merger, consolidation, or transfer.

SECTION 15

NO CONTRACT OF EMPLOYMENT

This Agreement shall not, under any circumstances, be deemed to constitute an employment contract between Employer and Employee. Nothing contained in this Agreement shall be deemed to give Employee the right to be retained in the service of Employer, or to interfere with the right of Employer to discharge Employee at any time.

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement this 28th day of March, 2005.

EMPLOYEE

/s/ Clifton E. Tusfs
Clifton E. Tufts, Executive Vice President

FIRST COMMUNITY BANK CORPORATION OF AMERICA

By:	/s/ Kenneth P. Cherven
Kenneth P. Cherven
President and Chief Executive Officer

FIRST COMMUNITY BANK AMERICA

By:	/s/ Kenneth P. Cherven
Kenneth P. Cherven
President and Chief Executive Officer